Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 6, 2017
American Equity Reports Third Quarter 2017 Results
Company Highlights

•	Third quarter 2017 net income of $57.0 million or $0.63 per diluted common share

•	Third quarter 2017 non-GAAP operating income[1] of $87.2 million or $0.96 per diluted common share

•	Third quarter 2017 annuity sales of $915 million, down 41% from third quarter 2016

•	Policyholder funds under management of $47.6 billion, up 1.5% from June 30, 2017 and 7.1% from September 30, 2016

•	Third quarter 2017 investment spread of 2.70%

•	Estimated risk-based capital ratio of 375% compared to 342% at December 31, 2016
WEST DES MOINES, Iowa (November 6, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported third quarter 2017 net income of $57.0 million, or $0.63 per diluted common share, compared to net loss of $7.4 million, or $0.09 per diluted common share, for third quarter 2016.
Non-GAAP operating income1 for the third quarter of 2017 was $87.2 million, or $0.96 per diluted common share, compared to non-GAAP operating loss1 of $4.7 million, or $0.05 per diluted common share, for third quarter 2016. On a trailing twelve month basis, non-GAAP operating1 return on average equity1 was 13.5% based upon reported results and 12.3% excluding the impact of assumption revisions in the third quarter of 2017 and losses on extinguishment of debt.
Third quarter 2017 net income and non-GAAP operating income1 were positively affected by $39.2 million ($0.44 per diluted common share) and $34.4 million ($0.38 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under lifetime income benefit riders. Net loss and non-GAAP operating loss1 for the third quarter of 2016 were negatively affected by $52.9 million ($0.61 per diluted common share) and $52.6 million ($0.60 per diluted common share), respectively, for similar assumption revisions.
In addition, third quarter 2017 net income and non-GAAP operating income1 were negatively affected by a $10.8 million ($0.12 per diluted common share) loss on redemption of the 6.625% Notes due in 2021.

POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.5% ON $915 MILLION OF SALES
Policyholder funds under management at September 30, 2017 were $47.6 billion, a $693 million or 1.5% increase from June 30, 2017. Third quarter sales were $915 million before coinsurance ceded and $833 million after coinsurance ceded. Gross sales and net sales for the quarter were down substantially from third quarter 2016 sales. On a sequential basis, both gross and net sales declined 22%.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) decreased 22% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) fell by $43 million or 23% sequentially. Sales of fixed index annuities (FIAs) were down 22% sequentially to $872 million with decreases at both Eagle Life and American Equity Life.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "Sales were down substantially on a year-over-year basis as third quarter 2016 sales benefited from a high level of multi-year guaranteed annuity (MYGA) sales. The relatively smaller decline in net sales compared to gross sales reflects both significantly lower volumes of MYGA products which are substantially coinsured as well as a reduction in the coinsured portion of Eagle Life's FIA product sales from 80% to 50%. In July, we lowered lifetime monthly income benefits on our most popular guaranteed income products and discontinued offering a "no-fee" lifetime income rider to recognize lower valuation interest rates used to compute statutory reserves for policies issued in 2017 compared to policies issued in 2016. We anticipated similar changes from our competitors which did not materialize, and we began to experience declining sales levels soon after these changes."
Commenting on the market environment and the outlook for FIA sales, Matovina added: “We believe low interest rates and the continuation of the equity bull market are the biggest headwinds for sales. We continue to see a shift in emphasis on the part of independent agents from guaranteed income products to accumulation products focused on upside potential. The market in each of our distribution channels remained competitive in the third quarter although we have recently seen downward adjustments in both the accumulation and guaranteed income spaces by significant competitors."
Matovina continued: "In September, we raised the income account value growth rate on our guaranteed income products back to the levels prevailing before the early July adjustments. In addition, we raised caps and participation rates on our non-bonus products, and we now offer some of the highest participation rates in the market for annual reset fixed indexed annuities. In October, we introduced a new lifetime income benefit rider for our Foundation Gold fixed index annuity which now offers highly competitive monthly income with the lowest fee levels in the market. We also reintroduced a no-fee lifetime income benefit rider for Foundation Gold; our previous no-fee rider had been very popular with agents. Despite the current challenges facing the FIA market, we believe the long-term outlook for FIA sales remains favorable driven by well understood demographic factors, and we are positioned well to fully participate in that growth."
INVESTMENT SPREAD HOLDS STEADY
American Equity’s investment spread was 2.70% for the third quarter of 2017 compared to 2.72% for the second quarter of 2017 and 2.57% for the third quarter of 2016. On a sequential basis, the average yield on invested assets declined by two basis points while the cost of money was unchanged..

Average yield on invested assets fell to 4.43% for the third quarter of 2017 compared to 4.45% for the second quarter of 2017 reflecting a decline in the benefit from fee income from bond transactions, prepayment income and other non-trendable investment income items to five basis points in the third quarter of 2017 from eight basis points in the second quarter of 2017. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2017 was 4.39% compared to 3.96% in the second quarter of 2017 and 4.13% in the first quarter of 2017.
The aggregate cost of money for annuity liabilities of 1.73% in the third quarter of 2017 was unchanged from 1.73% in the second quarter of 2017. The benefit from over hedging the obligations for index linked interest was six basis points in both the third and second quarters of 2017.
Commenting on investment spread, Matovina said: “Third quarter spread results were enhanced by over hedging benefits and fee income from bond transactions and prepayment income, but, excluding such items, were stable relative to second quarter results. We are working diligently to increase the yield on our investment portfolio and have identified opportunities that meet our high credit quality parameters. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.47% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2017 earnings on Tuesday, November 7, 2017 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 97593449 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 14, 2017 at 855-859-2056, passcode 97593449 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$8,569	$12,731	$25,691	$31,534
Annuity product charges	51,931	47,675	144,106	125,304
Net investment income	500,202	463,583	1,479,288	1,374,239
Change in fair value of derivatives	362,525	103,794	1,015,878	68,828
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	1,579	5,256	7,790	10,680
OTTI losses on investments:
Total OTTI losses	(273)	(4,554)	(273)	(11,334)
Portion of OTTI losses recognized in (from) other comprehensive income	(191)	1,575	(1,281)	(1,785)
Net OTTI losses recognized in operations	(464)	(2,979)	(1,554)	(13,119)
Loss on extinguishment of debt	(18,389)	—	(18,817)	—
Total revenues	905,953	630,060	2,652,382	1,597,466

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	10,823	15,065	32,684	37,567
Interest sensitive and index product benefits	501,028	278,943	1,392,763	487,735
Amortization of deferred sales inducements	14,707	69,245	110,727	127,396
Change in fair value of embedded derivatives	229,702	144,404	628,845	694,564
Interest expense on notes and loan payable	7,597	6,887	23,997	20,649
Interest expense on subordinated debentures	3,502	3,253	10,260	9,627
Amortization of deferred policy acquisition costs	23,023	98,108	162,248	198,486
Other operating costs and expenses	28,782	25,133	82,325	78,786
Total benefits and expenses	819,164	641,038	2,443,849	1,654,810
Income (loss) before income taxes	86,789	(10,978)	208,533	(57,344)
Income tax expense (benefit)	29,832	(3,558)	70,691	(19,791)
Net income (loss)	$56,957	$(7,420)	$137,842	$(37,553)

Earnings (loss) per common share	$0.64	$(0.09)	$1.55	$(0.45)
Earnings (loss) per common share - assuming dilution	$0.63	$(0.09)	$1.53	$(0.45)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	89,069	86,262	88,873	83,645
Earnings (loss) per common share - assuming dilution	90,421	87,044	90,171	84,413

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized non-GAAP operating income (loss) and non-GAAP operating income (loss) per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income (loss) equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income (loss) eliminate the impact of fair value accounting for the Company's fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income (loss) together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Non-GAAP Operating Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income (loss)	$56,957	$(7,420)	$137,842	$(37,553)
Adjustments to arrive at non-GAAP operating income (loss): (a)
Net realized investment (gains) losses, including OTTI	(916)	(1,008)	(4,417)	752
Change in fair value of derivatives and embedded derivatives - index annuities	47,835	9,400	116,383	160,078
Change in fair value of derivatives - debt	(357)	(1,049)	(139)	2,483
Litigation reserve	—	(1,957)	—	(1,957)
Income taxes	(16,281)	(2,689)	(39,127)	(57,426)
Non-GAAP operating income (loss)	$87,238	$(4,723)	$210,542	$66,377

Per common share - assuming dilution:
Net income (loss)	$0.63	$(0.09)	$1.53	$(0.45)
Adjustments to arrive at non-GAAP operating income (loss):
Anti-dilutive effect of net loss	—	—	—	0.01
Net realized investment (gains) losses, including OTTI	(0.01)	(0.01)	(0.05)	0.01
Change in fair value of derivatives and embedded derivatives - index annuities	0.52	0.11	1.29	1.89
Change in fair value of derivatives - debt	—	(0.01)	—	0.03
Litigation reserve	—	(0.02)	—	(0.02)
Income taxes	(0.18)	(0.03)	(0.44)	(0.68)
Non-GAAP operating income (loss)	$0.96	$(0.05)	$2.33	$0.79

(a)
Adjustments to net income (loss) to arrive at non-GAAP operating income (loss) are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2017
(Dollars in thousands)
Average Stockholders' Equity
Average equity including average AOCI	$2,787,765
Average AOCI	(811,644)
Average equity excluding average AOCI	$1,976,121

Net income	$258,638
Non-GAAP operating income	266,509

Return on Average Equity Excluding Average AOCI
Net income	13.09%
Non-GAAP operating income	13.49%